Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 25, 2022, with respect to the consolidated financial statements included in the Annual Report of Lannett Company, Inc. and Subsidiaries on Form 10-K for the fiscal year ended June 30, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Lannett Company, Inc. and Subsidiaries on Forms S-3 (File No. 333-235640 and File No. 333-255866) and on Forms S-8 (File No. 333-103236, File No. 333-147410, File No. 333-172304, File No. 333-193509, File No. 333-103235, File No. 333-230461, File No. 333-253361 and File No. 333-262534).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
August 25, 2022